UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 29, 2015

OWC PHARMACEUTICAL RESEARCH CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

22 Shacham Street. P.O.B. 8324 Petach Tikva, Israel	4918103
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: 972 (0) 3-758-2657

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 11, 2015 and October 27, 2015, respectively, OWC Pharmaceutical Research Corp. (the "Registrant") entered into Memorandums of Understanding ("MOUs") with Medmar LLC, organized under the laws of the State of Maryland ("Medmar") and Medmar II, LLC, organized under the laws of the States of Hawaii and Pennsylvania ("Medmar II"), respectively. Medmar and Medmar II were organized for, among other purposes, securing licenses in their respective jurisdictions for growing, extracting and dispensing medical cannabis products under their applicable state laws that were recently enacted. The MOUs are attached hereto as Exhibits 10.9 and 10.10, respectively.

Pursuant to the MOUs, which are substantially identical, the Registrant will provide Medmar and Medmar II consulting services in Maryland, on the one hand, and Hawaii and Pennsylvania, on the other hand, based on the existing knowledge and regulatory expertise of the Registrant's wholly-owned Israeli subsidiary, One World Cannabis Ltd ("OWC ") in the field of medical cannabis treatment, in patient care programs, and in establishing training and consulting centers for medical staff and patients, and assisting with the creation and implementation of regulations governing the medical cannabis program. The MOUs provide for granting licenses to use the intellectual property of OWC for the manufacture and use of OWC Israel's medical cannabis prospective products for the treatment of Multiple Myeloma, PTSD, Fibromyalgia and Acute Migraine.

The MOUs are expressly conditioned upon the execution of definitive agreements within 90 days of the dates of the respective MOUs, which definitive agreements will provide for the payment to the Registrant of the following: (i) pre-licensing fees; (ii) post-licensing fees; and (iii) royalties on net sales of Medmar and Medmar II.

The MOUs will terminate if the parties fail to execute definitive agreements within 90 days of the date of the respective MOUs.

Item 9.01 Financial Statements and Exhibits.

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.9	Memorandum of Understanding between the Registrant and Medmar LLC dated October 11, 2015, filed herewith.
10.10	Memorandum of Understanding between the Registrant and Medmar II LLC dated October 27, 2015, filed herewith.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: October 29, 2015